Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President, Investor Relations
+1-781-434-4118
PAREXEL REPORTS FIRST QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS
•	Consolidated service revenue of $314.7 million grew 6.4% year-over-year

•	GAAP diluted earnings per share of $0.16, adjusted earnings per share of $0.20 excluding special items

•	New business wins generated a net book-to-bill ratio of 1.77

•	Backlog at approximately $3.61 billion, up 23% from the September quarter one year ago
Boston, MA, October 31, 2011 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the first quarter ended September 30, 2011.
For the three months ended September 30, 2011, PAREXEL’s consolidated service revenue increased by 6.4% to $314.7 million, compared with $295.8 million in the prior year period. Excluding the positive impact from foreign exchange movements of $7.2 million, revenue increased 3.9%. The Company reported operating income, as reported under Generally Accepted Accounting Principles (GAAP) of $12.5 million, or 4.0% of consolidated service revenue, in the first quarter of Fiscal Year 2012, versus GAAP operating income of $30 million, or 10.1% of consolidated service revenue, in the comparable quarter of the prior fiscal year. GAAP net income for the quarter ended September 30, 2011 totaled $9.6 million, or $0.16 per diluted share, compared with GAAP net income of $17.8 million, or $0.30 per diluted share, for the quarter ended September 30, 2010. GAAP net income in the quarter decreased by 46.3% year-over-year, and earnings per diluted share decreased by 46.7%.
The financial results of the September quarters in Fiscal Year 2012 and Fiscal Year 2011 each included special items related to restructuring activities, as detailed in the financial charts within this press release. Excluding the impact of these special items, adjusted operating income in the first quarter of Fiscal Year 2012 was $15.2 million, or 4.8% of consolidated service revenue. Excluding these special items in the prior year period, adjusted operating income was $29.6 million, or 10.0% of consolidated service revenue, in the first quarter of Fiscal Year 2011. On this adjusted basis, operating income in the quarter ended September 30, 2011 declined 48.8% year-over-year. Adjusted net income in the current and prior periods (which excludes the special items referenced above) was $11.7 million, or $0.20 per diluted share in the quarter ended September 30, 2011, and was $17.5 million, or $0.29 per diluted share in the quarter ended September 30, 2010. Using adjusted numbers in both periods, adjusted net income in the current quarter declined by 33.0% year-over-year, and adjusted earnings per diluted share declined by 31.0%.
On a segment basis, consolidated service revenue for the first quarter of Fiscal Year 2012 was $235.4 million in Clinical Research Services (CRS), $35.6 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $43.7 million in Perceptive Informatics, Inc.
Backlog at the end of September was approximately $3.61 billion, an increase of 23% year-over-year. The reported backlog included gross new business wins in the quarter of $694.0 million, cancellations of $138.2 million, a negative impact from foreign exchange rates of $72.6 million, and a negative adjustment related to the disposition of a business of $5.1 million. The net book-to-bill ratio was 1.77 in the quarter.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the first quarter, we continued to make progress toward achieving our operational and financial goals, as evidenced by sequential revenue growth and improved operating margins, helped by effective cost controls. We also had another quarter of healthy new business wins. We are pleased with our progress with respect to strategic partnerships, which are continuing to mature according to plan. We have accelerated hiring to meet the current and future requirements of our clients.”
With regard to the future outlook for the Company, Mr. von Rickenbach commented, “We have built a solid foundation for the Company to support future growth. Our employees are adapting to the rapidly evolving environment in which we operate. I believe that we are well-positioned to further improve our performance by capturing additional market share, leveraging the strength of our global processes and systems, and executing efficiently on projects. Going forward, we expect to continue the first quarter’s momentum, and anticipate that the remaining quarters of Fiscal Year 2012 will show sequential growth in revenue and improvement in margin.”
The Company issued forward-looking guidance for the second quarter of Fiscal Year 2012 (ending December 31, 2011), and for Fiscal Year 2012. The Company expects to report consolidated service revenue for the second quarter (ending December 31, 2011) in the range of $330 to $340 million, GAAP earnings per diluted share in the range of $0.17 to $0.21, and adjusted earnings per diluted share in the range of $0.21 to $0.25. For Fiscal Year 2012, consolidated service revenue is expected to be in the range of $1.355 to $1.385 billion, GAAP earnings per diluted share in the range of $0.99 to $1.14, and adjusted earnings per diluted share in the range of $1.07 to $1.22. (Previously issued guidance for Fiscal Year 2012 was for service revenue of $1.355 to $1.395 billion, GAAP earnings per diluted share of $0.95 — $1.14, and adjusted earnings per diluted share of $1.05 to $1.24 (which exclude the impact of restructuring and related charges)).
The Company notes that Fiscal Year 2011 numbers have been reclassified to conform to the current year’s presentation. A slide depicting the reclassified numbers for Fiscal Year 2011, in addition to other trended financial information, may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s first quarter earnings, business, and financial outlook will begin at 10:00 a.m. ET on Tuesday, November 1, 2011 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company’s website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 408-940-3886 and ask to join the PAREXEL quarterly conference call.
Certain trended financial information may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 67 locations throughout 52 countries around the world, and has approximately 10,850 employees. For more information about PAREXEL International visit www.PAREXEL.com.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,”

“projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings, including the anticipated additional restructuring charges of approximately $4 million in the second quarter of Fiscal Year 2012; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 as filed with the SEC on August 26, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended				Three Months Ended
	September 30, 2011				September 30, 2010
(in thousands, except per share data)	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Service revenue	$314,735	$—		$314,735	$295,820	$—		$295,820
Reimbursement revenue	45,914			45,914	46,437			46,437

Total revenue	360,649	—		360,649	342,257	—		342,257

Costs and expenses:
Direct costs	222,174			222,174	189,644 (a)			189,644
Reimbursable out-of-pocket expenses	45,914			45,914	46,437			46,437
Selling, general and administrative	60,989			60,989	60,858 (a)		\	60,858
Depreciation	14,281			14,281	13,251			13,251
Amortization	2,141			2,141	2,457			2,457
Restructuring charge (benefit)	2,700	(2,700)	(b)	—	(390)	390	(c)	—

Total costs and expenses	348,199	(2,700)		345,499	312,257	390		312,647

Income from operations	12,450	2,700		15,150	30,000	(390)		29,610

Other (expense) income	1,624	—		1,624	(7,315)	—		(7,315)

Income before income taxes	14,074	2,700		16,774	22,685	(390)		22,295

Provision for income tax expense	4,513	533	(d)	5,046	4,894	(110)	(d)	4,784
Effective tax rate	32.1%			30.1%	21.6%			21.5%

Net income	$9,561	$2,167		$11,728	$17,791	$(280)		$17,511

Earnings per common share:
Basic	$0.16			$0.20	$0.30			$0.30
Diluted	$0.16			$0.20	$0.30			$0.29

Shares used in computing earnings per common share:
Basic	59,044			59,044	58,450			58,450
Diluted	60,079			60,079	59,660			59,660

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Restructuring charges pursuant to plans previously announced include $1.7 million in severance costs and $1.0 million of facility-related costs.

(c)	Adjustments to restructuring reserves pursuant to plans implemented in FY10.

(d)	Tax associated with items (b) and (c).

	Preliminary
	September 30,	September 30,	June 30,
Balance Sheet Information	2011	2010	2011
Billed accounts receivable, net	$324,763	$303,985	$341,279
Unbilled accounts receivable, net	326,725	296,335	308,364
Deferred revenue	(352,284)	(257,186)	(332,662)

Net receivables	$299,204	$343,134	$316,981

Cash and marketable securities	$132,488	$70,901	$89,056
Working capital	$337,270	$199,881	$317,297
Total assets	$1,456,121	$1,341,846	$1,429,483
Short-term borrowings	$5,573	$108,957	$5,867
Long-term debt	$263,752	$175,451	$240,102
Stockholders’ equity	$544,950	$496,100	$566,004

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	September 30, 2011	September 30, 2010(a)
Clinical Research Services (CRS)

Service revenue	$235,409	$231,639
% of total service revenue	74.8%	78.3%
Gross profit	$62,659	$80,656
Gross margin % of service revenue	26.6%	34.8%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$35,648	$28,335
% of total service revenue	11.3%	9.6%
Gross profit	$14,670	$11,113
Gross margin % of service revenue	41.2%	39.2%

Perceptive Informatics, Inc. (PII)

Service revenue	$43,678	$35,846
% of total service revenue	13.9%	12.1%
Gross profit	$15,232	$14,407
Gross margin % of service revenue	34.9%	40.2%

Total service revenue	$314,735	$295,820
Total gross profit	$92,561	$106,176
Gross margin % of service revenue	29.4%	35.9%

Revenue by Geography

The Americas	$135,656	$132,891
Europe, Middle East & Africa	122,411	125,529
Asia/Pacific	56,668	37,400

Total service revenue	$314,735	$295,820

Quarterly Supplemental Financial Data

Total revenue	$360,649	$342,257
Investigator fees	49,152	44,818

Gross revenue	$409,801	$387,075

Days sales outstanding	67	82

Capital expenditures	$11,620	$11,641

(a)	Prior year numbers have been reclassified to conform with the current year presentation.